Exhibit 99.1

Prestige Consumer Healthcare Inc. Reports Third Quarter Fiscal 2024 Results

◦Revenue of $282.7 Million in Q3, Up 2.6% Versus Prior Year
◦Diluted EPS of $1.06 in Q3, Up 2.2% Versus Prior Year
◦Reduced Leverage Ratio to 2.9x at Quarter End
◦Raising Full-Year Fiscal 2024 Earnings Outlook to Approximately $4.33

TARRYTOWN, N.Y.--(GLOBE NEWSWIRE)-February 8, 2024-- Prestige Consumer Healthcare Inc. (NYSE:PBH) today reported financial results for its third quarter and first nine months ended December 31, 2023.

“We are pleased with our continued strong results that exceeded our revenue and earnings expectations for the quarter. Solid revenue growth of nearly 3% was driven by our leading portfolio of brands and continued investment in our marketing playbook. This translated into cash flow and earnings growth driven by our proven financial model,” said Ron Lombardi, Chief Executive Officer of Prestige Consumer Healthcare.

Third Fiscal Quarter Ended December 31, 2023

Reported revenues in the third quarter of fiscal 2024 of $282.7 million compared to a $275.5 million in the third quarter of fiscal 2023. Revenues increased 2.6% versus the prior year third quarter on both a reported and organic basis. The revenue growth for the quarter was led by strong Eye & Ear Care category performance in North America and Hydralyte® brand growth in the International segment, partially offset by an expected decline in the Cough & Cold category and the planned strategic exit of private label revenues.

Reported net income for the third quarter of fiscal 2024 totaled $53.0 million, an increase versus the prior year third quarter’s net income of $52.0 million. Diluted earnings per share of $1.06 for the third quarter of fiscal 2024 increased 2.2% versus $1.04 in the prior year comparable period.

Nine Months Ended December 31, 2023

Reported revenues for the first nine months of fiscal 2024 totaled $848.4 million, a 0.8% increase compared to revenues of $841.9 million for the first nine months of fiscal 2023. Revenues increased 1.2% versus the prior year nine-month period excluding the impact of foreign currency. The revenue growth for the first nine months was driven by solid International segment performance and strong Eye & Ear Care category sales in North America, partially offset by lower Women’s Health category sales and the strategic exit of private label revenues.

Reported net income for the first nine months of fiscal 2024 totaled $159.9 million, an increase compared to the prior year comparable period net income of $158.2 million. Diluted earnings per share were $3.19 for the first nine months of fiscal 2024 increased compared to diluted earnings per share of $3.14 in the prior year comparable period.

Free Cash Flow and Balance Sheet

The Company's net cash provided by operating activities for the third quarter fiscal 2024 was $71.5 million, compared to $54.9 million during the prior year comparable period. Non-GAAP free cash flow in the third quarter of fiscal 2024 was $69.5 million, compared to $53.1 million in the prior year third quarter. The Company's net cash provided by operating activities for the first nine months of fiscal 2024 was $182.0 million, compared to $170.7 million during the prior year comparable period. Non-GAAP free cash flow in the first nine months of fiscal 2024 was $175.6 million, compared to $165.5 million in the prior year comparable period.

In the first quarter fiscal 2024, the Company repurchased approximately 0.4 million shares at a total investment of $25.0 million, completing its previously authorized share repurchase program.

The Company's net debt position as of December 31, 2023 was approximately $1.1 billion, resulting in a covenant-defined leverage ratio of 2.9x.

Segment Review

North American OTC Healthcare: Segment revenues of $236.6 million for the third quarter fiscal 2024 were approximately flat to the prior year, driven by strong Eye & Ear Care category performance offset by lower Cough & Cold category sales as well as the strategic exit of private label business.

For the first nine months of the current fiscal year, reported revenues for the North American segment were $727.1 million, which compared to $731.5 million in the prior year comparable period. The change was attributable to lower sales in the Women’s Health, Analgesic, and Cough & Cold categories and the strategic exit of private label business, partially offset by higher sales in other categories including Eye & Ear Care, Dermatologicals, and Gastrointestinal.

International OTC Healthcare: Fiscal third quarter 2024 segment revenues were $46.2 million, compared to $38.6 million reported in the prior year comparable period. The largest driver to the increase in revenue versus the prior year third quarter was the Gastrointestinal category’s Hydralyte® brand.

For the first nine months of the current fiscal year, reported revenues for the International Healthcare segment were $121.2 million, an increase of approximately 10% over the prior year comparable period’s revenues of $110.4 million or an increase of approximately 12% after excluding the impact a $2.5M foreign currency headwind.

Commentary and Updated Outlook for Fiscal 2024

Ron Lombardi, Chief Executive Officer, stated, “Our continued top-line momentum delivered solid growth led by our Eye & Ear Care category brands Clear Eyes®, TheraTears®, and Debrox® in North America and the Hydralyte® brand in our International segment. The resulting strong profitability and free cash flow enabled our continued disciplined capital deployment, which reduced debt by $65 million in the quarter and improved our leverage to 2.9x at the end of December.”

“Given the strong Q3 performance, we are raising our fiscal 2024 earnings outlook. We continue to anticipate revenues of $1,135 to $1,140 million, thanks to our diverse portfolio of brands. We expect this outlook to continue to translate into industry-leading free cash flow, which positions us to continue creating long-term shareholder value through stable organic growth and strategic capital allocation,” Mr. Lombardi concluded.

	Prior Fiscal 2024 Outlook	Current Fiscal 2024 Outlook
Revenue	$1,135 to $1,140 million	$1,135 to $1,140 million
Organic Revenue Growth	1% to 2%	1% to 2%
Diluted E.P.S.	$4.27 to $4.32	Approximately $4.33
Free Cash Flow	$240 million or more	$240 million or more

Fiscal Third Quarter 2024 Conference Call, Accompanying Slide Presentation and Replay

The Company will host a conference call to review its third quarter fiscal 2024 results today, February 8, 2024 at 8:30 a.m. ET. The Company provides a live Internet webcast, a slide presentation to accompany the call, as well as an archived replay, all of which can be accessed from the Investor Relations page of the Company's website at www.prestigeconsumerhealthcare.com. To participate in the conference call via phone, participants may register for the call here to receive dial-in details and a unique pin. While not required, it is recommended to join 10 minutes prior to the event start. The slide presentation can be accessed from the Investor Relations page of the website by clicking on Webcasts and Presentations.

A conference call replay will be available for approximately one week following completion of the live call and can be accessed on the Company’s Investor Relations page.

Non-GAAP and Other Financial Information
In addition to financial results reported in accordance with U.S. generally accepted accounting principles (GAAP), we have provided certain non-GAAP financial information in this release to aid investors in understanding the Company's performance. Each non-GAAP financial measure is defined and reconciled to its most closely related GAAP financial measure in the “About Non-GAAP Financial Measures” section at the end of this earnings release.

Note Regarding Forward-Looking Statements
This news release contains "forward-looking statements" within the meaning of the federal securities laws that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "outlook," "projected," "may," "will," "would," "expect," "anticipate," or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. The "forward-looking statements" include, without limitation, statements regarding the Company's future operating results including revenues, organic growth, diluted earnings per share, and free cash flow, the Company’s disciplined capital deployment, and the Company’s ability to create shareholder value. These statements are based on management’s estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those expected as a result of a variety of factors, including the impact of economic conditions, including as a result of labor shortages, inflation and geopolitical instability, consumer trends, the impact of the Company’s advertising and marketing and new product development initiatives, customer inventory management initiatives, fluctuating foreign exchange rates, competitive pressures, and the ability of the Company’s manufacturing operations and third party manufacturers and logistics providers and suppliers to meet demand for its products and to avoid inflationary cost increases and disruption as a result of labor shortages. A discussion of other factors that could cause results to vary is included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2023 and other periodic reports filed with the Securities and Exchange Commission.

About Prestige Consumer Healthcare Inc.
Prestige Consumer Healthcare is a leading consumer healthcare products company with sales throughout the U.S. and Canada, Australia, and in certain other international markets. The Company’s diverse portfolio of brands include Monistat® and Summer’s Eve® women’s health products, BC® and Goody's® pain relievers, Clear Eyes® and TheraTears® eye care products, DenTek® specialty oral care products, Dramamine® motion sickness treatments, Fleet® enemas and glycerin suppositories, Chloraseptic® and Luden’s® sore throat treatments and drops, Compound W® wart treatments, Little Remedies® pediatric over-the-counter products, Boudreaux’s Butt Paste® diaper rash ointments, Nix® lice treatment, Debrox® earwax remover, Gaviscon® antacid in Canada, and Hydralyte® rehydration products and the Fess® line of nasal and sinus care products in Australia. Visit the Company’s website at www.prestigeconsumerhealthcare.com.

Prestige Consumer Healthcare Inc.
Condensed Consolidated Statements of Income and Comprehensive Income
(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
(In thousands, except per share data)	2023	2022	2023	2022
Total Revenues	$282,741	$275,524	$848,366	$841,856

Cost of Sales
Cost of sales excluding depreciation	122,794	123,251	369,772	364,631
Cost of sales depreciation	2,009	1,871	5,963	5,695
Cost of sales	124,803	125,122	375,735	370,326
Gross profit	157,938	150,402	472,631	471,530

Operating Expenses
Advertising and marketing	39,466	30,423	115,799	114,193
General and administrative	26,003	26,536	79,687	79,688
Depreciation and amortization	5,637	6,259	16,869	19,067
Total operating expenses	71,106	63,218	212,355	212,948
Operating income	86,832	87,184	260,276	258,582

Other expense
Interest expense, net	16,575	17,917	51,900	50,188
Other expense (income), net	682	1,150	(327)	2,787
Total other expense, net	17,257	19,067	51,573	52,975
Income before income taxes	69,575	68,117	208,703	205,607
Provision for income taxes	16,529	16,166	48,822	47,361
Net income	$53,046	$51,951	$159,881	$158,246

Earnings per share:
Basic	$1.07	$1.05	$3.21	$3.17
Diluted	$1.06	$1.04	$3.19	$3.14

Weighted average shares outstanding:
Basic	49,740	49,693	49,731	49,919
Diluted	50,125	50,186	50,134	50,392

Comprehensive income, net of tax:
Currency translation adjustments	7,465	6,970	3,035	(9,667)
Net loss on termination of pension plan	—	—	—	(790)
Total other comprehensive income (loss)	7,465	6,970	3,035	(10,457)
Comprehensive income	$60,511	$58,921	$162,916	$147,789

Prestige Consumer Healthcare Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	December 31, 2023	March 31, 2023

Assets
Current assets
Cash and cash equivalents	$63,615	$58,489
Accounts receivable, net of allowance of $18,710 and $20,205, respectively	174,288	167,016
Inventories	148,637	162,121
Prepaid expenses and other current assets	7,246	4,117
Total current assets	393,786	391,743

Property, plant and equipment, net	70,356	70,412
Operating lease right-of-use assets	10,695	14,923
Finance lease right-of-use assets, net	2,206	4,200
Goodwill	527,878	527,553
Intangible assets, net	2,328,529	2,341,893
Other long-term assets	6,303	3,005
Total Assets	$3,339,753	$3,353,729

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	39,339	62,743
Accrued interest payable	15,197	15,688
Operating lease liabilities, current portion	5,650	6,926
Finance lease liabilities, current portion	2,188	2,834
Other accrued liabilities	65,063	72,524
Total current liabilities	127,437	160,715

Long-term debt, net	1,199,340	1,345,788
Deferred income tax liabilities	397,147	380,434
Long-term operating lease liabilities, net of current portion	6,138	9,876
Long-term finance lease liabilities, net of current portion	195	1,667
Other long-term liabilities	8,919	8,165
Total Liabilities	1,739,176	1,906,645

Total Stockholders' Equity	1,600,577	1,447,084
Total Liabilities and Stockholders' Equity	$3,339,753	$3,353,729

Prestige Consumer Healthcare Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended December 31,
(In thousands)	2023	2022
Operating Activities
Net income	$159,881	$158,246
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,832	24,762
Loss on disposal of property and equipment	231	171
Deferred income taxes	14,892	14,021
Amortization of debt origination costs	3,726	2,613
Stock-based compensation costs	10,283	9,756
Non-cash operating lease cost	4,494	4,697
Other	—	447
Changes in operating assets and liabilities:
Accounts receivable	(7,017)	(17,078)
Inventories	13,790	(38,587)
Prepaid expenses and other current assets	(2,605)	(596)
Accounts payable	(23,964)	8,892
Accrued liabilities	(7,732)	8,345
Operating lease liabilities	(5,259)	(4,941)
Other	(1,533)	(19)
Net cash provided by operating activities	182,019	170,729

Investing Activities
Purchases of property, plant and equipment	(6,407)	(5,226)
Other	1,300	—
Net cash used in investing activities	(5,107)	(5,226)

Financing Activities
Term loan repayments	(150,000)	(55,000)
Borrowings under revolving credit agreement	—	20,000
Repayments under revolving credit agreement	—	(20,000)
Payments of debt costs	(769)	—
Payments of finance leases	(2,112)	(2,058)
Proceeds from exercise of stock options	10,818	7,173
Fair value of shares surrendered as payment of tax withholding	(5,508)	(5,466)
Repurchase of common stock	(25,000)	(50,000)
Net cash used in financing activities	(172,571)	(105,351)

Effects of exchange rate changes on cash and cash equivalents	785	(979)
Increase in cash and cash equivalents	5,126	59,173
Cash and cash equivalents - beginning of period	58,489	27,185
Cash and cash equivalents - end of period	$63,615	$86,358
Interest paid	$49,666	$36,716
Income taxes paid	$38,606	$27,632

Prestige Consumer Healthcare Inc.
Condensed Consolidated Statements of Income
Business Segments
(Unaudited)

	Three Months Ended December 31, 2023
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$236,565	$46,176	$282,741
Cost of sales	106,090	18,713	124,803
Gross profit	130,475	27,463	157,938
Advertising and marketing	33,917	5,549	39,466
Contribution margin	$96,558	$21,914	$118,472
Other operating expenses			31,640
Operating income			$86,832

*Intersegment revenues of $0.5 million were eliminated from the North American OTC Healthcare segment.

	Nine Months Ended December 31, 2023
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$727,131	$121,235	$848,366
Cost of sales	323,632	52,103	375,735
Gross profit	403,499	69,132	472,631
Advertising and marketing	100,707	15,092	115,799
Contribution margin	$302,792	$54,040	$356,832
Other operating expenses			96,556
Operating income			$260,276
*Intersegment revenues of $2.5 million were eliminated from the North American OTC Healthcare segment.

	Three Months Ended December 31, 2022
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$236,884	$38,640	$275,524
Cost of sales	110,554	14,568	125,122
Gross profit	126,330	24,072	150,402
Advertising and marketing	24,831	5,592	30,423
Contribution margin	$101,499	$18,480	$119,979
Other operating expenses			32,795
Operating income			$87,184
* Intersegment revenues of $1.1 million were eliminated from the North American OTC Healthcare segment.

	Nine Months Ended December 31, 2022
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$731,456	$110,400	$841,856
Cost of sales	327,008	43,318	370,326
Gross profit	404,448	67,082	471,530
Advertising and marketing	99,559	14,634	114,193
Contribution margin	$304,889	$52,448	$357,337
Other operating expenses			98,755
Operating income			$258,582
* Intersegment revenues of $2.8 million were eliminated from the North American OTC Healthcare segment.

About Non-GAAP Financial Measures
In addition to financial results reported in accordance with GAAP, we disclose certain Non-GAAP financial measures ("NGFMs"), including, but not limited to, Non-GAAP Organic Revenues, Non-GAAP Organic Revenue Change Percentage, Non-GAAP EBITDA, Non-GAAP EBITDA Margin, Non-GAAP Free Cash Flow, and Net Debt.
We use these NGFMs internally, along with GAAP information, in evaluating our operating performance and in making financial and operational decisions. We believe that the presentation of these NGFMs provides investors with greater transparency, and provides a more complete understanding of our business than could be obtained absent these disclosures, because the supplemental data relating to our financial condition and results of operations provides additional ways to view our operation when considered with both our GAAP results and the reconciliations below. In addition, we believe that the presentation of each of these NGFMs is useful to investors for period-to-period comparisons of results in assessing shareholder value, and we use these NGFMs internally to evaluate the performance of our personnel and also to evaluate our operating performance and compare our performance to that of our competitors.
These NGFMs are not in accordance with GAAP, should not be considered as a measure of profitability or liquidity, and may not be directly comparable to similarly titled NGFMs reported by other companies. These NGFMs have limitations and they should not be considered in isolation from or as an alternative to their most closely related GAAP measures reconciled below. Investors should not rely on any single financial measure when evaluating our business. We recommend investors review the GAAP financial measures included in this earnings release. When viewed in conjunction with our GAAP results and the reconciliations below, we believe these NGFMs provide greater transparency and a more complete understanding of factors affecting our business than GAAP measures alone.
NGFMs Defined
We define our NGFMs presented herein as follows:
•Non-GAAP Organic Revenues: GAAP Total Revenues excluding the impact of foreign currency exchange rates in the periods presented.
•Non-GAAP Organic Revenue Change Percentage: Calculated as the change in Non-GAAP Organic Revenues from prior year divided by prior year Non-GAAP Organic Revenues.
•Non-GAAP EBITDA: GAAP Net Income before interest expense, net, provision for income taxes, and depreciation and amortization.
•Non-GAAP EBITDA Margin: Calculated as Non-GAAP EBITDA divided by GAAP Total Revenues.
•Non-GAAP Free Cash Flow: Calculated as GAAP Net cash provided by operating activities less cash paid for capital expenditures.
•Net Debt: Calculated as total principal amount of debt outstanding ($1,210,000 at December 31, 2023) less cash and cash equivalents ($63,615 at December 31, 2023). Amounts in thousands.

The following tables set forth the reconciliations of each of our NGFMs (other than Net Debt, which is reconciled above) to their most directly comparable financial measures presented in accordance with GAAP.

Reconciliation of GAAP Total Revenues to Non-GAAP Organic Revenues and related Non-GAAP Organic Revenue Change percentage:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2023	2022	2023	2022
(In thousands)
GAAP Total Revenues	$282,741	$275,524	$848,366	$841,856
Revenue Change	2.6%		0.8%
Adjustments:
Impact of foreign currency exchange rates	—	55	—	(3,704)
Total adjustments	—	55	—	(3,704)
Non-GAAP Organic Revenues	$282,741	$275,579	$848,366	$838,152
Non-GAAP Organic Revenue Change	2.6%		1.2%

Reconciliation of GAAP Net Income to Non-GAAP EBITDA and related Non-GAAP EBITDA Margin:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2023	2022	2023	2022
(In thousands)
GAAP Net Income	$53,046	$51,951	$159,881	$158,246
Interest expense, net	16,575	17,917	51,900	50,188
Provision for income taxes	16,529	16,166	48,822	47,361
Depreciation and amortization	7,646	8,130	22,832	24,762
Non-GAAP EBITDA	$93,796	$94,164	$283,435	$280,557
Non-GAAP EBITDA Margin	33.2%	34.2%	33.4%	33.3%

Reconciliation of GAAP Net Income to Non-GAAP Free Cash Flow:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2023	2022	2023	2022
(In thousands)
GAAP Net Income	$53,046	$51,951	$159,881	$158,246
Adjustments:
Adjustments to reconcile net income to net cash provided by operating activities as shown in the Statement of Cash Flows	18,408	22,978	56,458	56,467
Changes in operating assets and liabilities as shown in the Statement of Cash Flows	18	(19,987)	(34,320)	(43,984)
Total adjustments	18,426	2,991	22,138	12,483
GAAP Net cash provided by operating activities	71,472	54,942	182,019	170,729
Purchases of property and equipment	(1,996)	(1,803)	(6,407)	(5,226)
Non-GAAP Free Cash Flow	$69,476	$53,139	$175,612	$165,503

Outlook for Fiscal Year 2024:

Reconciliation of Projected GAAP Net cash provided by operating activities to Projected Non-GAAP Free Cash Flow:

(In millions)
Projected FY'24 GAAP Net cash provided by operating activities	$250
Additions to property and equipment for cash	(10)
Projected FY'24 Non-GAAP Free Cash Flow	$240